Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For further information:

John Hourigan

NCR Corporation

(937) 445-2078

john.hourigan@ncr.com

For Release on February 6, 2006

NCR Names Malcolm Collins and Chris Wallace as Senior Vice Presidents

Executives succeed Keith Taylor and Gerry Gagliardi who are retiring

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today announced that Malcolm Collins has been named senior vice president of NCR’s Financial Solutions Division and Chris Wallace has been named senior vice president of the company’s Worldwide Customer Services Division.

Collins and Wallace succeed Keith Taylor and Gerry Gagliardi respectively who are retiring after successful careers with NCR.

Collins joins NCR on March 1 from Nortel Networks, Inc., where he was president of Enterprise Networks for the company. In that role, he had end-to-end responsibility for all elements of Nortel’s Enterprise business, including business development, products, marketing and sales. Prior to that position, Collins served as the senior executive for the United Kingdom and Northern European region where he had financial and customer responsibility across all major European accounts.

Wallace, whose appointment is effective March 1, has served as senior vice president of NCR’s Human Resources since January 2004. Prior to that, Wallace was vice president of global customer services for Teradata, a division of NCR. In that position, she led the integration and expansion of the software support and services business model into the division. During her more than 20-year career with NCR, Wallace has held numerous other positions of

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increasing responsibility and varied disciplines, including NCR vice president and treasurer, vice president of Americas sales and service for Teradata, and chief financial officer for both the Europe Group and the Americas Region.

“The strength and depth of our leadership team is one of the major factors in NCR’s success,” said Bill Nuti, president and chief executive officer at NCR. “As a result, when someone on the leadership team decides to retire, it’s imperative that we name successors who not only enhance but build upon that bench strength. We have done that by appointing Malcolm and Chris.”

“NCR has benefited immensely from Keith’s and Gerry’s leadership during their careers with the company, and we wish them the very best as they take on their new life adventures,” Nuti said.

NCR is the world’s leading provider of automated teller machines, management of which falls under the company’s Financial Solutions Division. The company’s Worldwide Customer Services Division provides a range of services supporting NCR’s products and solutions as well as management of customers’ technology infrastructure functions.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s Teradata® data warehouses and ATMs, retail systems and IT services provide Relationship Technology™ solutions that maximize the value of customer interactions and help organizations create a stronger competitive position. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 28,200 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.